[Letterhead of Paradise Music & Entertainment, Inc.]


December 2, 1998

Messrs. John Loeffler, Jon Small,
Brian Doyle and Richard Flynn
C/o Paradise Music & Entertainment, Inc.
53 West 23rd Street - 11th Floor
New York, NY 10010

Gentlemen:

This letter will memorialize our agreement with respect to the terms on which amended and restated employment agreements (the "Agreements") for each of you ( the "Executives") will be prepared, negotiated and executed at the earliest practicable opportunity. This Agreement shall be a binding agreement between the Company and each Executive who executes a counterpart hereof.

1. Form of Agreement. Except as set forth below with respect to (i) the term of the Agreements, (ii) certain provisions relating to compensation, and (iii) certain provisions relating to non-competition, the form of Agreement will reflect (without amendment, modification or supplementation) all of the operative terms, benefits and conditions now contained in the employment agreements covering the Executives as of the date hereof .

2. Term. The term of the Agreements (the "Term") will be deemed effective as of October 1, 1998 and expire on June 30, 2001. All parties agree to use their best efforts to negotiate in good faith and to execute such Agreements as soon as practicable after the date hereof.

3. Non-Compete.

            A. Non-compete. The non-competition section of the existing employment agreements will be amended in the new Agreements to provide that if any Executive leaves the employ of the Company voluntarily (other than for "Good Reason" as defined below), or is terminated for cause (but only for cause), that such Executive will (i) surrender for cancellation all securities of the Company owned by such Executive equal to the amount of stock that such Executive received pursuant to that certain Exchange Agreement dated as of October 9, 1996, (ii) forfeit all accrued, but unpaid, compensation through the date of such Executive's departure, and
      (iii) pay to the Company 25% of the gross client profit (defined as revenues minus cost of goods sold) for any Clients or Artists (as defined in the existing employment agreements) originated, or developed since October 9, 1996 by the Executive or the subsidiary employing Executive (the "Termination Payments"). Termination Payments will be paid to the Company on all gross client profit earned by the Executive or the subsidiary employing Executive for remainder of the Term. A list of Clients and Artists affected by the 25% gross client profit allocation will be provided to the Board and appended to each Employment Agreement. The terms, conditions and payments described in subsections (i) through
      (iii) above are hereafter referred to as the "Non-compete Consideration".

      The definition of cause contained in Section 7(b) of the existing employment agreements shall be amended and restated in its entirety to read as follows:

                  "(b) Commission of a willful or intentional act which has
            materially injured the reputation, business or business relationships of the Employer, including the violation of the

Messrs. Loeffler, Small, Flynn and Doyle
Paradise Music & Entertainment, Inc.
December 2, 1998
Page 2

            terms of Sections 10 and 11 hereof, which is not cured within 30 days after Executive has received a written notice from the Company stating in reasonable detail the willful or intentional act(s) at issue and the nature of the injury or damage."

            B. Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) any breach of this Agreement by the Company, (ii) a material diminution of an Executive's responsibilities, loss of title or position with the Company or the subsidiary employing the Executive, or the failure to reelect the Executive to the Board of Directors of the Company, (iii) a material reduction in any Executive's base salary from that stated in this Agreement or other benefits as in effect at the time in question, or (iv) the failure by a successor to the Company to assume this Agreement.

4. Compensation.

            A. Base Salaries. The base salaries ("Base Salaries") for Messrs. Loeffler, Small, Doyle and Flynn will be $200,000 per annum, payable in accordance with the Company's existing payroll practices. In recognition of his performance for fiscal year 1998, Mr. Small's Base Salary will be $320,000 per annum for fiscal year 1999 and for so long as Mr. Small earns during any subsequent fiscal year of the Term an amount of Base Salary and compensation from his Tier 3 Bonus (as described below) in an amount greater than $320,000 per annum, Mr. Small shall be entitled to draw his compensation at the rate of $320,000 per annum. In the event that Picture Vision earns less than $320,000 (a "Picture Vision Shortfall")in Net Profit (as hereafter defined) in any fiscal year, then Mr. Small's Base Salary for the next fiscal year shall be reduced (but not below $200,000 per annum) by the amount of such Picture Vision Shortfall. For the term of these Agreements, Mr. Loeffler shall serve as the Chairman and President, Mr. Doyle shall serve as the Chief Executive Officer, and Mr. Flynn shall serve as the Chief Operating Officer. The Chairman/President, Chief Executive Officer and Chief operating Officer of the Company shall each be entitled to receive a fee of $25,000 per annum, payable in accordance with the Company's existing payroll practices in addition to Base Salary or the compensation from any Bonus. Their respective duties shall be as set forth in the proposed new By-laws, a copy of which is annexed hereto.

            B. Tier 1, Tier 2 and Tier 3 Bonuses. For purposes hereof, the term "Net Profit" shall mean pretax income as determined by the Company's auditors in accordance with generally accepted accounting principles consistently applied ("GAAP") (without any chargeback of corporate overhead but after accounting for the payment of the Base Salary actually received by such Executive in such year. A Tier 1 Net Profit threshold will be established for each Executive as follows:

       Name:                Tier 1 Net Profit Threshold:

       John Loeffler        $200,000 in Net Profit from Rave.

       Jon Small $0 from Picture Vision for any fiscal year that Mr. Small's Base Salary is $320,000, otherwise up to $200,000 in Net Profits from Picture Vision.

       Brian Doyle          An aggregate of $400,000 in Net Profits
       and Richard Flynn    from the operations of All Access
                            Entertainment, Inc. ("All Access") and
                            PUSH Records, Inc. ("PUSH").

      For purposes hereof, the losses of one subsidiary, if any, will not be offset against the Net Profits generated by the other subsidiary other than as set forth in subsection D below.

Messrs. Loeffler, Small, Flynn and Doyle
Paradise Music & Entertainment, Inc.
December 2, 1998
Page 3


                  (i) An Executive will be entitled to receive (the "Tier 1
            Bonus") 50% of each dollar of Net Profit earned by the operating subsidiary that pays his Base Salary up to the Net Profit Threshold.

                  (ii) Messrs. Loeffler, Doyle and Flynn will be entitled to receive (the "Tier 2 Bonus") equal to 15% of each dollar of Net Profit earned by the operating subsidiary that pays his Base Salary above the Net Profit Threshold. Mr. Small shall have no Tier 2 Bonus for so long as his Base Salary is $320,000. In such event, the first $200,000 in Net Profit shall be allocated 100% to the Company until the Company has earned $200,000 and thereafter (the "Tier 3 Bonus"), Net Profit from Picture Vision shall be allocated 75% to the Company and 25% to Mr. Small. In the event that Mr. Small's Base Salary has been reduced by any Picture Vision Shortfall, then the next $X in Net Profit (where "X" equals the Picture Vision Shortfall for the previous year) shall be allocated to Mr. Small (in lieu of a Tier 2 Bonus) such that Mr. Small shall have received compensation in such year up to $320,000, then the next $200,000 in Net Profits shall be allocated to the Company. Thereafter, Net Profits shall be allocated 75% to the Company and 25% to Mr. Small.

            C. Messrs. Doyle and Flynn shall prepare (prior to the execution of the Agreements) a realistic projection of the anticipated results of operations for PUSH for fiscal year 1998 (the "PUSH Budget"). The PUSH Budget shall be reviewed and approved by the Board of Directors of the Company. If PUSH amends the PUSH Budget to produce, license, market or distribute records which are not reflected on the PUSH Budget as approved (as was the case with the signing of Blessid Union of Souls in fiscal year
      1998), such amendments must be approved by the Board of Directors and the results of operations projected in such amended budget shall be deemed the new PUSH Budget. Prior to June 1 of each fiscal year, PUSH shall prepare a PUSH Budget for the next fiscal year which budget shall be submitted to the Board for its approval. Once approved by the Board, such PUSH Budget will establish the operating budget, subject to amendment as provided above, for the ensuing fiscal year.

            D. Net Profit for each operating subsidiary shall be computed on a quarterly basis prior to the date on which the Company files its consolidated results of operation with the SEC for the period covered. To the extent that the results of operations for a subsidiary indicate that they have earned Net Profit, then a Tier 1 Bonus (but not a Tier 2 or Tier 3 Bonus) shall be paid to the appropriate Executive on such Net Profit. The maximum Tier 1 Bonus that will be paid for any quarter is 25% of the maximum Tier 1 Bonus that an Executive could earn over the course of a full year. If the results of operation for such quarter indicate that the operating subsidiary has an operating loss, then such loss shall be carried forward (as would any earned but unpaid Tier 1 Bonus amounts from the previous quarter) and aggregated into the results for the next succeeding quarter; provided, however, that any cumulative losses for any fiscal year up to $200,000 shall not be carried forward into the next succeeding fiscal year. Losses in excess of $200,000 for any operating subsidiary (and, in the case of PUSH, $200,000 worse than the PUSH Budget, as amended, for the year at issue) ("Excess Losses"), shall be carried forward into the next fiscal year and these losses must be recouped before any Tier 1, Tier 2 and Tier 3 Bonuses are paid to the Executive affiliated with such operating subsidiary. In the case of PUSH and All Access Entertainment Management Group, Inc. ("All Access"), Excess Losses for either PUSH or All Access shall offset, on a dollar-for-dollar basis, Net Profit from the other entity before any Bonus is paid to either Messrs. Flynn and Doyle.

            E. Tier 2 and Tier 3 Bonuses shall only be paid on Net Profit earned above the Tier 1 Net Bonus Threshold on a subsidiary's operating results for any fiscal year after such results have been (i) audited by the Company's auditors and (ii) reported to the SEC on Form 10-K or any successor form.

            F. It is understood and agreed that Tier 1 and Tier 2 Bonuses earned on the results of operations for PUSH and/or All Access can be allocated to Messrs. Flynn and Doyle 50%/50% or in such other manner as mutually determined in their sole discretion.

Messrs. Loeffler, Small, Flynn and Doyle
Paradise Music & Entertainment, Inc.
December 2, 1998
Page 4


            G. Tier 1, Tier 2 and Tier 3 Bonuses earned for any fiscal year can be taken in cash or stock, at the option of the Executive, and paid currently, or paid into the Company's deferred compensation plan to be established prior to the Offering. If paid into the deferred compensation plan in cash, the trustee of the plan will invest them in the same manner as if they were pension funds contributions (e.g., in mutual funds, etc.). If paid into the deferred compensation plan in the form of stock, the Company will promptly issue to the plan for the benefit of the contributing Executive an amount of stock equal to (i) the amount of the deferred bonus contributed by the Executive, (ii) divided by the market price of the Company's common stock (as determined under the plan). For the first $30,000 contributed in stock, the Company shall contribute an additional $30,000 in stock.

            H. If a subsidiary earns over $500,000 in Net Profit in any year (after deducting Tier 1, Tier 2 and Tier 3 Bonuses paid), the Executive will earn one restricted share of stock for each $5.00 in Net Profit over the $500,000 threshold up to an aggregate of 25,000 shares.

            I. It is the understanding of the Executives that they are to achieve and maintain ownership parity in the Company, subject to Board and shareholder approval, if any. Once such parity has been achieved, if interests in the Company's securities, whether in the form of options, warrants, restricted stock awards, or the like are issued to any of the Executives other than through a performance-based compensation plan, then each of the Executives shall be automatically entitled to receive the same interest.

5. Prior Advances; 144 Stock Sales. In exchange for the Non-compete Consideration, any amounts deemed advances relating to the existing employment agreements in place for fiscal year 1998 are forgiven. The proceeds from Mr. Loeffler's Rule 144 stock sales will be applied towards repayment of $63,000 of the currently outstanding $129,000 loan which has previously been advanced to Mr. Loeffler by the Company. The proceeds from the sale of stock pursuant to SEC Rule 144 for Messrs. Small, Flynn, and Doyle are to be converted into stock at the rate of $2 7/8ths per share.

6. Client Accounts and Funds. "Client Funds", which shall be defined herein to mean monies advanced by a third party to any subsidiary of the Company for use by that subsidiary in connection with the production of a particular project, shall not be available to or used by the Company for any other purpose whatsoever including, without limitation, for capital expenditures unrelated to such production or as collateral for any pledge or security interest granted by the Company, it being understood that, at all times the subsidiary in receipt of such Client Funds shall have the sole right to deposit and maintain such Client Funds within a bank account or accounts maintained and managed by such subsidiary and the Company shall have no right to access any such account(s). Should the Company violate the terms and conditions of the preceding sentence and attempt, in any way, to access or utilize such Client Funds for any purpose, the parties hereto agree that such attempt shall subject the applicable subsidiary to irreparable injury, for which money damages are insufficient as a remedy, and, therefore, in addition to such legal remedies to which the subsidiary and its principal(s) may be entitled, the subsidiary and its principal(s) shall be entitled to enjoin the Company from accessing or utilizing such Client Funds in any manner. Notwithstanding the foregoing, the Company shall have the right to require each subsidiary to remit to the Company only those amounts from available cash flow (after payment of production expenditures, SG&A and a reasonable reserve) which constitute net profits of such subsidiary not previously distributed. The Company agrees to cause its Board of Directors to adopt a proper resolution approving the terms and conditions of this provision and to take all other corporate action necessary to ensure that this provision is enforceable, including without limitation, making any required amendments to the Company's Certificate of Incorporation and Bylaws. This provision is the essence of this Agreement and shall survive the termination this Agreement for any reason.

7. Termination of This Agreement. In the event that the Company has not closed on the first $500,000 in financing from investors introduced to the Company by The Cassandra Group, Inc. or any other investor group, on or before December 31, 1998 (and such date has not been extended in writing by all of the parties hereto), then this

Messrs. Loeffler, Small, Flynn and Doyle
Paradise Music & Entertainment, Inc.
December 2, 1998
Page 5


letter agreement and the terms and conditions set forth herein, including, without limitation, Section 3 hereof, shall immediately terminate and be deemed of no force and effect.

8. Miscellaneous. This letter may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties hereto, or in the case of a waiver, signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. All of the parties hereto, for themselves and their respective officers and directors individually, jointly and severally, hereby consent to the jurisdiction of the courts in and for the State of New York with respect to any disputes or other matters arising over this letter and the transactions contemplated hereby. This letter is not assignable except by operation of law or as specifically set forth herein. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may required. This letter may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above is satisfactory to you and adequately reflects our understanding, please acknowledge by executing in the space below provided.

PARADISE MUSIC & ENTERTAINMENT, INC.


By: /s/ John Loeffler
   -----------------------
   John Loeffler, Chairman


   /s/ John Loeffler
------------------------------                   ---------------------------
   John Loeffler, an Executive                   Jon Small, an Executive



   /s/ Brian Doyle                               /s/ Richard Flynn
------------------------------                   ---------------------------
    Brian Doyle, an Executive                    Richard Flynn, an Executive